Exhibit 99.1

Brooke Announces Second Quarter Results

Dividend Declared

OVERLAND PARK, Kan., July 27 /PRNewswire-FirstCall/ -- Brooke Corporation (Nasdaq: BXXX) reported that net earnings for the six months ended June 30, 2005, totaled $5,446,000, or $.54 per diluted share, on revenues of $69,047,000, as compared with net earnings of $3,808,000, or $.37 per diluted share, on revenues of $45,897,000 for the same period a year ago. For this six-month period, total earnings increased 43% and total revenues increased 50%.

“Our performance is primarily driven by our addition of new franchises,” said Chairman and Chief Executive Officer Robert D. Orr. “We are pleased that franchise fees increased $6,906,000 during the first six months of 2005, as compared to the same period last year.”

The Company also announced that net earnings for the three months ended June 30, 2005, totaled $1,997,000, or $.20 per diluted share, on revenues of $33,399,000, as compared with net earnings of $1,570,000, or $.15 per diluted share, on revenues of $23,594,000 for the same period a year ago. For this three-month period, total earnings increased 27% and total revenues increased 42%.

“We are pleased with our second quarter performance,” said Orr, “especially in light of the fact that we closed a loan securitization in the second quarter of 2004 that was not repeated in our second quarter this year. Our second quarter gains on sales of notes receivable were $2,164,000 less than last year primarily due to that securitization, yet we had significant overall comparative increases in both earnings and revenues.”

Brooke’s Board of Directors declared a quarterly cash dividend of 16 cents per share, payable August 25, 2005, to shareholders of record on August 8, 2005.

About our company ... Brooke Corporation is listed on the Nasdaq National Market under the symbol of BXXX. Brooke Corporation is a holding company with three primary subsidiaries. Brooke Franchise Corporation is a subsidiary that distributes insurance and financial services through a network of over 440 franchise locations as of June 30, 2005. Brooke Credit Corporation is a subsidiary that originates loans to insurance agencies, financial services practices, funeral homes and other local businesses, including Brooke franchises. Brooke Brokerage Corporation is a subsidiary holding company that sells hard-to-place and niche insurance on a wholesale basis through locally owned insurance agencies, including Brooke franchises.

Contact ... Anita Larson, Brooke Corporation, larsa@brookecorp.com or 913-661-0123

Email Distribution ... . If you would like to receive electronic press release information then please visit the “Investor Relations” section of our website at http://www.brookecorp.com and subscribe to our “Email Alerts” on- line.

This press release may contain forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that the Company will achieve its short-term and long-term profitability and growth goals, uncertainties associated with market acceptance of and demand for the Company’s products and services, the impact of competitive products and pricing, the dependence on third party suppliers and their pricing, its ability to meet product demand, the availability of funding sources, the exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, changes in management, the dependence on intellectual property rights, the effectiveness of internal controls, and risks and factors described from time to time in reports and registration statements filed by Brooke Corporation with the Securities and Exchange Commission. Investors are directed to Brooke Corporation’s most recent annual, quarterly and current reports, which are available from Brooke Corporation without charge or at www.sec.gov, for a more complete description of Brooke’s business.

SOURCE  Brooke Corporation
          -0-                                        07/27/2005
          /CONTACT: Anita Larson of Brooke Corporation, +1-913-661-0123,
larsa@brookecorp.com /
          /Web site:  http://www.brookecorp.com